EXHIBIT 99.1
News Release

For Immediate Release October 26, 2006	Contact: Steven E. Wilson Chief Financial Officer (304) 424-8704
United Bankshares, Inc. Announces Earnings
for the Third Quarter and First Nine Months of 2006
     WASHINGTON, DC and CHARLESTON, WV — United Bankshares, Inc. (NASDAQ: UBSI), announced today earnings for the third quarter and first nine months of 2006. Third quarter earnings were $14.2 million or 34¢ per diluted share while earnings for the first nine months of 2006 were $64.2 million or $1.53 per diluted share. These results included significant charges to prepay certain long-term debt. United earned $25.4 million or 59¢ per share and $74.7 million or $1.73 per share for the third quarter and first nine months of 2005, respectively.
     During the quarter, United prepaid certain Federal Home Loan Bank (FHLB) long-term advances in the amount of $200 million and terminated an interest rate swap associated with one of the advances. The prepayment of the FHLB advances resulted in before-tax penalties of approximately $8.2 million. The termination of the interest rate swap resulted in a before-tax loss of approximately $7.7 million. The prepayment of these borrowings and the termination of the interest rate swap will improve United’s future net interest margin and enhance future earnings.
     Tax-equivalent net interest income for the third quarter of 2006 was $58.8 million, a decrease of $1.2 million or 2% from the third quarter of 2005. The average yield on earning assets increased 80 basis points due to higher interest rates as average earning assets grew $81.7 million or 1% for the third quarter of 2006 as compared to the third quarter of 2005. However, these increases to tax-equivalent net interest income were more than offset by a 105 basis point increase in United’s cost of funds due to the higher interest rates for the third quarter of 2006 as compared to last year’s third quarter. In addition, interest income from United’s subordinated interest in a prior asset securitization decreased $770 thousand for the third quarter of 2006 as compared to the third quarter of 2005. The net interest margin for the third quarter of 2006 was 3.87%, down 13 basis points from a net interest margin of 4.00% for the third quarter of 2005.
     Tax-equivalent net interest income for the first nine months of 2006 was $176.9 million, an increase of $4.8 million or 3% from the prior year’s first nine months due mainly to average loan growth of $264.7 million or 6%. For the first nine months of 2006, interest income from United’s asset securitization increased $1.4 million from the first nine months of 2005. In addition, the average yield on earning assets for the first nine months of 2006 increased 88 basis points from the first nine months of 2005 due to higher interest rates. Partially offsetting these increases to net interest income for the first nine months of 2006 was a 107 basis point increase in the cost of funds from the first nine months of 2005 due to the higher interest rates. The net interest margin for the first nine months of 2006 was 3.87%, down 4 basis points from a net interest margin of 3.91% during the same period last year.

United Bankshares, Inc. Announces...
October 26, 2006
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     On a linked-quarter basis, United’s tax-equivalent net interest income for the third quarter of 2006 was relatively stable from the second quarter of 2006, decreasing $548 thousand or less than 1% for the quarter. The slight decrease was due primarily to an 18 basis point increase in the cost of funds due to higher interest rates and very competitive deposit pricing. Average earning assets were relatively flat for the quarter, declining $57.6 million or less than 1% as average investment securities declined $54.5 million or 4%. In addition, interest income from United’s subordinated interest in a prior asset securitization declined $292 thousand in the third quarter of 2006 as compared to the second quarter of 2006. Partially offsetting these decreases to net interest income for the third quarter of 2006 was a 15 basis point increase in the average yield on earning assets due to the higher interest rates. The net interest margin of 3.87% for the third quarter of 2006 was also relatively stable from a net interest margin of 3.88% for the second quarter of 2006.
     Noninterest income for the third quarter of 2006 decreased $6.8 million from the third quarter of 2005 due to a before-tax loss of approximately $7.7 million on the termination of an interest rate swap associated with the prepayment of a FHLB advance as previously mentioned. Excluding the loss on the termination of the interest rate swap and losses associated with security transactions, noninterest income for the third quarter of 2006 would have increased $878 thousand or 7% from the third quarter of 2005. This growth was primarily due to an increase in revenue from trust and brokerage services of $377 thousand or 13% for the third quarter of 2006 due to increased volume and a larger customer base. Income on bank-owned life insurance policies increased $161 thousand or 16% from the third quarter of 2005. In addition, fees from deposit services grew $151 thousand or 2% for the third quarter of 2006 over last year’s third quarter due mainly to United’s High Performance Checking program, which was introduced during the first quarter of 2006.
     Noninterest income for the first nine months of 2006 decreased $5.0 million from the first nine months of 2005. Included in total noninterest income for the first nine months of 2006 was a net before-tax loss of $4.6 million on the termination of interest rate swaps associated with the prepayment of FHLB advances in the first and third quarters of 2006. In addition, United’s income from investment security transactions declined $4.0 million for the first nine months of 2006 as compared to the same period last year as United incurred a net loss on security transactions of $2.9 million in the first quarter of 2006 due to an other than temporary impairment on approximately $86 million of low-yielding fixed rate investment securities which United sold as part of a balance sheet repositioning. Excluding the results of investment security transactions and interest rate swap terminations, noninterest income for the first nine months of 2006 would have increased $3.6 million or 9% from the first nine months of 2005. Leading the way was an increase in revenue from trust and brokerage services of $1.6 million or 19% for the first nine months of 2006 as compared to the first nine months of 2005. In addition, fees from deposit services rose $867 thousand or 4% for the first nine months of 2006 due mainly to United’s High Performance Checking program. Other income increased $581 thousand due mainly to an increase in bankcard fees from a higher volume of transactions.
     On a linked-quarter basis, noninterest income for the third quarter of 2006 decreased $8.2 million from the second quarter of 2006 due to the before-tax loss of approximately $7.7 million on a termination of an interest rate swap associated with the prepayment of a FHLB advance. The remaining decline in noninterest income of $517 thousand or 4% was due mainly to a decrease in revenue from trust and brokerage services of $457 thousand or 13% for the quarter. Deposit service fees increased $149 thousand or 2% for the third quarter of 2006 as compared to the second quarter of 2006 due primarily to United’s High Performance Checking program.

United Bankshares, Inc. Announces...
October 26, 2006
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     Noninterest expense for the third quarter of 2006 increased $9.7 million from the third quarter of 2005 due primarily to the previously mentioned before-tax penalties of approximately $8.2 million to prepay $200 million of FHLB advances during the quarter. Excluding these prepayment penalties, noninterest expense for the third quarter of 2006 would have increased $1.4 million or 5% from the third quarter of 2005. This rise in noninterest expense was primarily due to an increase of $644 thousand or 5% in salaries expense. In addition, United incurred marketing and related costs of approximately $550 thousand during the quarter to promote its High Performance Checking program.
     Noninterest expense for the first nine months of 2006 increased $14.7 million from the first nine months of 2005 due mainly to the before-tax penalties of approximately $8.2 million to prepay FHLB advances during the third quarter of 2006. Excluding these penalties, noninterest expense for the first nine months of 2006 would have increased $6.5 million or 7% from the first nine months of 2005. The increase in noninterest expense was primarily due to an increase of $2.6 million or 6% in salaries and benefits expense. Salaries expense increased $1.9 million or 5% as a result of the higher salaries, commissions, and incentives while health care and pension costs increased $318 thousand or 10% and $104 thousand or 6%, respectively. In addition, United incurred marketing and related costs of approximately $2.2 million during the first nine months of 2006 to launch and to promote its High Performance Checking program.
     On a linked-quarter basis, noninterest expense for the third quarter of 2006 increased $8.1 million from the second quarter of 2006 due mainly to the before-tax penalties of approximately $8.2 million to prepay FHLB advances during the quarter. Otherwise, noninterest expense for the third quarter of 2006 was relatively flat from the second quarter of 2006, decreasing $210 thousand or less than 1% for the quarter.
     United’s credit quality continues to be sound. At September 30, 2006, nonperforming loans were $13.6 million or 0.29% of loans, net of unearned income, which is comparable to nonperforming loans of $13.5 million or 0.28% of loans, net of unearned income at June 30, 2006 and $13.2 million or 0.28% of loans, net of unearned income at December 31, 2005, respectively. Net charge-offs were $930 thousand and $1.5 million for the third quarter and first nine months of 2006, respectively. Net charge-offs were $1.6 million and $2.9 million for the third quarter and first nine months of 2005, respectively. For the quarters ended September 30, 2006 and 2005, the provision for credit losses was $571 thousand and $1.9 million, respectively, while the provision for the first nine months of 2006 was $1.2 million as compared to $3.6 million for 2005. As of September 30, 2006, the allowances for loan losses and lending-related commitments totaled $52.5 million or 1.11% of loans, net of unearned income, as compared to $52.9 million or 1.14% of loans, net of unearned income at December 31, 2005.
     During the third quarter, United’s Board of Directors declared a cash dividend of 27¢ per share, which represented a 4% increase over the 26¢ per share dividend paid for the third quarter of 2005. Dividends per share of 81¢ for the first three quarters of 2006 also represented a 4% increase over the 78¢ per share paid for the first three quarters of 2005. The annualized first three quarters’ dividend of 81¢ per share equals $1.08 which would represent the thirty-third consecutive year of dividend increases for United shareholders.

United Bankshares, Inc. Announces...
October 26, 2006
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     United Bankshares, with $6.6 billion in assets, presently has 90 full-service offices in West Virginia, Virginia, Maryland, Ohio, and Washington, D.C. United Bankshares stock is traded on the NASDAQ Global Select Market under the quotation symbol “UBSI”.”
This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology and evolving banking industry standards.

UNITED BANKSHARES, INC. AND SUBSIDIARIES
FINANCIAL SUMMARY
(In Thousands Except for Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30	September 30	September 30	September 30
	2006	2005	2006	2005
EARNINGS SUMMARY:
Interest income, taxable equivalent	$106,326	$92,815	$309,884	$260,003
Interest expense	47,506	32,832	132,947	87,839
Net interest income, taxable equivalent	58,820	59,983	176,937	172,164
Taxable equivalent adjustment	3,891	3,325	11,407	9,058
Net interest income	54,929	56,658	165,530	163,106
Provision for credit losses	571	1,945	1,169	3,560
Noninterest income	6,214	13,036	34,301	39,314
Noninterest expense	40,214	30,516	104,565	89,834
Income taxes	6,193	11,784	29,863	34,303
Net income	14,165	25,449	64,234	74,723

PER COMMON SHARE:
Net income:
Basic	0.34	0.60	1.54	1.75
Diluted	0.34	0.59	1.53	1.73
Cash dividends	$0.27	$0.26	0.81	0.78
Book value			15.40	15.09
Closing market price			$37.22	$34.95
Common shares outstanding:
Actual at period end, net of treasury shares			41,248,706	42,246,551
Weighted average- basic	41,373,945	42,383,810	41,658,678	42,648,080
Weighted average- diluted	41,775,111	42,918,552	42,075,862	43,153,673

FINANCIAL RATIOS:
Return on average assets	0.85%	1.55%	1.29%	1.56%
Return on average shareholders’ equity	8.83%	15.68%	13.38%	15.63%
Average equity to average assets	9.61%	9.87%	9.63%	9.96%
Net interest margin	3.87%	4.00%	3.87%	3.91%

	September 30	September 30	December 31	June 30
	2006	2005	2005	2006
PERIOD END BALANCES:
Assets	$6,593,526	$6,633,044	$6,728,492	$6,717,873
Earning assets	6,028,100	6,051,886	6,129,969	6,131,872
Loans, net of unearned income	4,750,204	4,600,406	4,649,829	4,806,978
Loans held for sale	3,510	4,826	3,324	5,914
Investment securities	1,288,009	1,449,778	1,501,966	1,327,216
Total deposits	4,750,555	4,609,732	4,617,452	4,755,480
Shareholders’ equity	635,333	638,543	635,205	635,027